Exhibit 12.1

TOPS HOLDING II CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to consolidated fixed charges for Fiscal 2015, Fiscal 2014, the Fiscal 2013 Successor Period, the Fiscal 2013 Predecessor Period, Fiscal 2012 and Fiscal 2011 (dollars in thousands, except ratio data).

	Successor			Predecessor
	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	2015	2014	2013	2013	2012	2011
	(53 weeks)	(52 weeks)	(4 weeks)	(48 weeks)	(52 weeks)	(52 weeks)
Earnings:
Pre-tax (loss) income	$(60,265)	$(22,190)	$(3,067)	$(24,946)	$(21,542)	$7,127
Plus:
Fixed charges	94,608	93,327	7,309	73,349	67,602	69,792
Amortization of capitalized interest	35	36	3	167	189	189
Total available earnings	$34,378	$71,173	$4,245	$48,570	$46,249	$77,108
Fixed charges:
Interest expensed	$80,363	$78,806	$5,891	$61,274	$55,209	$58,326
Amortization of discounts and capitalized costs	3,690	4,240	579	2,892	3,417	3,150
Interest in rental expenses	10,555	10,281	839	9,183	8,976	8,316
Total fixed charges:	$94,608	$93,327	$7,309	$73,349	$67,602	$69,792
Deficiency	$(60,230)	$(22,154)	$(3,064)	$(24,779)	$(21,353)
Ratio of earnings to fixed charges	(A)	(B)	(C)	(D)	(E)	1.10

(A)	Due to the Company’s loss in Fiscal 2015, the ratio coverage was less than 1:1. The Company must generate additional earnings of $60,230 to achieve a coverage ratio of 1:1.
(B)	Due to the Company’s loss in Fiscal 2014, the ratio coverage was less than 1:1. The Company must generate additional earnings of $22,154 to achieve a coverage ratio of 1:1.
(C)	Due to the Company’s loss in the Fiscal 2013 Successor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $3,064 to achieve a coverage ratio of 1:1.
(D)	Due to the Company’s loss in the Fiscal 2013 Predecessor Period, the ratio coverage was less than 1:1. The Company must generate additional earnings of $24,779 to achieve a coverage ratio of 1:1.
(E)	Due to the Company’s loss in Fiscal 2012, the ratio coverage was less than 1:1. The Company must generate additional earnings of $21,353 to achieve a coverage ratio of 1:1.